EXHIBIT 99.1

MOTHERS WORK, INC.

CONTACT:	Edward M. Krell
Senior Vice President-
Chief Financial Officer
(215) 873-2220

For Immediate Release

MOTHERS WORK, INC. REPORTS SECOND QUARTER EARNINGS OF
$0.06 PER SHARE VERSUS A YEAR AGO OF $0.02 PER SHARE

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SIX MONTH EARNINGS OF $0.69 PER SHARE VERSUS A YEAR AGO OF $0.49 PER SHARE

Philadelphia, PA, April 22, 2003 - Mothers Work, Inc. (Nasdaq: MWRK), the world’s leading maternity apparel retailer, today announced operating results for the second quarter of fiscal 2003 ended March 31, 2003.

Net income available to common stockholders for the second quarter of fiscal 2003 was $0.3 million, or $0.06 per common share (diluted), compared to net income for the second quarter of fiscal 2002 of $0.1 million, or $0.02 per common share (diluted).  Net income for the first six months of fiscal 2003 was $3.9 million, or $0.69 per common share (diluted), compared to net income for the first six months of fiscal 2002 of $1.8 million, or $0.49 per common share (diluted), representing a 116% increase in net income and a 41% increase in diluted earnings per share.

Net sales for the second quarter of fiscal 2003 increased 6.1% to $111.3 million from $104.9 million in the same quarter of the preceding year.  Comparable store sales increased 0.2% during the second quarter of fiscal 2003 (based on 825 locations) versus a comparable store sales increase of 3.9% during the second quarter of fiscal 2002 (based on 724 locations).  For the quarter ended March 31, 2003, the Company opened 22 new locations and closed 8 locations, including one iMaternity store closed during the quarter in connection with the consolidation of the acquired store chain. The Company ended the quarter with 949 locations compared to 893 on March 31, 2002, reflecting the Company’s net new store openings partially offset by the closure of 28 acquired iMaternity stores during the past twelve months.  Earnings before interest, taxes, depreciation and amortization (EBITDA) was $6.2 million for the second quarter of fiscal 2003, representing a 14.2% decrease from the $7.3 million EBITDA for the second quarter of fiscal 2002.

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Net sales for the first six months of fiscal 2003 increased 8.4% to $237.6 million from $219.3 million for the same six months of the preceding year.  Comparable store sales increased 2.4% during the first six months of fiscal 2003 (based on 736 locations) versus a comparable store sales increase of 0.3% during the first six months of fiscal 2002 (based on 679 locations). During the six months ended March 31, 2003, the Company opened 52 new locations and closed 12 locations, including 3 iMaternity stores closed in connection with the consolidation of the acquired store chain.  EBITDA was $18.2 million for the first six months of fiscal 2003, representing a 5.5% increase from the $17.2 million EBITDA for the first six months of fiscal 2002.

EBITDA for the second quarter and first six months of fiscal 2003 were negatively affected by a legal expense charge of approximately $0.8 million (representing approximately $0.09 diluted earnings per share impact) related to the estimated settlement cost of certain previously disclosed California employment-related litigation, as reported in the Company’s April 8, 2003 press release.  This charge was recorded as the result of a settlement agreement reached in March 2003, which is subject to court approval.

Rebecca Matthias, President and Chief Operating Officer of Mothers Work, Inc., noted, “We are disappointed with our performance for the second quarter, although we believe that much of the lower than planned profitability resulted from an extremely difficult retail environment, adverse weather conditions in much of the United States, and the impact of the legal expense charge related to our previously disclosed California lawsuit.  Our diluted earnings per share for the second quarter of $0.06 was within our most recent guidance range of $0.04 to $0.07 per share provided in our April 8, 2003 press release.  Our sales and gross margin for the quarter were adversely affected by the difficult retail environment and adverse weather conditions, including severe winter weather in February and a delay in the onset of Spring weather in much of the United States which continued through the first half of March.  Despite these factors, we were still able to modestly increase our gross margin for the second quarter to 53.0% of sales this year from 52.7% in last year’s second quarter, as a result of our continued success at reducing product costs through our global sourcing initiatives.  For the second quarter for fiscal 2003, including the $0.8 million legal expense charge, our selling, general and administrative expenses ratio to sales, excluding depreciation and amortization, increased by 1.7 percentage points of sales (47.4% of sales this year versus 45.7% of sales last year), consisting of 0.7 percentage points related to the legal expense charge and the remaining 1.0 percentage points primarily related to increased store payroll, employee benefits and occupancy expense ratios.

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Although we are disappointed in our second quarter results, we remain confident in our business and are taking aggressive actions to strive for continued gross margin improvements, to implement cost reductions, and to carefully monitor inventory levels.  We have recently implemented certain cost reduction initiatives, including store payroll expense reductions, which we expect to result in over $1 million of expense savings during the second half of this fiscal year.

We currently expect our comparable store sales for the month of April to be in the range of down 4% to down 1% versus last year, assuming a continuation of the improved sales trend of the past week.  Based on an assumption of a continued improving sales trend, we are targeting net sales for fiscal 2003 of $495 to $498 million, based on our plan to open between 95 and 100 new stores for the full year, net of store closings, and an assumed comparable store sales increase of between 0.5% and 1.5% for the third quarter and an increase of between 1% and 2% for the fourth quarter.  We believe we can continue to increase our gross margin by continuing to reduce our product costs through our global sourcing initiatives and are targeting to increase our gross margin by approximately 60 to 70 basis points for fiscal 2003, to between 53.9% and 54.0% of sales in fiscal 2003 from 53.3% in fiscal 2002, reflecting a projected improvement in gross margin of approximately 20 to 40 basis points for the second half of this fiscal year compared to last year.  Based on these assumptions, we are projecting EBITDA for fiscal 2003 of between $47.5 and $48.5 million and diluted earnings per common share of between $2.50 and $2.60 per share.  This full year earnings per share guidance is the same as that provided in our April 8, 2003 press release.  Of course, our ability to achieve these targeted results will depend, among other factors, on the overall retail, economic, political and competitive environment.

Our projection for full year fiscal 2003 diluted earnings per share does not reflect the potential accretive impact on earnings per share of potential future stock repurchases by the Company pursuant to the share repurchase program approved by our Board of Directors in March 2003.  Pursuant to this program, the Company has repurchased 6,000 shares of its common stock to date.

We are continuing to plan our fiscal 2003 capital expenditures to be between $20 million and $25 million, driven by our increased store opening plan, planned expenditures for distribution center expansion and automation, increased investment in our management information systems, including the continued roll out of our proprietary, upgraded point-of-sale system, expanding and relocating selected stores, and store remodelings.  Based on these targets and plans, we expect to generate positive free cash flow during fiscal 2003.

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Looking forward to fiscal 2004 and 2005, we are maintaining the same financial guidance as previously provided in our January 21, 2003 first quarter earnings press release.”

As announced previously, the Company will hold a conference call today at 10:30 a.m. Eastern Time, regarding the Company’s second quarter fiscal 2003 earnings and certain financial guidance.  You can participate in this conference call by calling  (630) 395-0080.  Please call ten minutes prior to 10:30 a.m. Eastern Time.  The passcode for the conference call is “Mothers Work.”

Mothers Work is the world’s largest designer and retailer of maternity apparel, using its custom TrendTrack™ merchandise analysis and planning system as well as its quick response replenishment process to “give the customer what she wants, when she wants it.”  Mothers Work operates 949 maternity locations, including 801 stores and 148 leased departments, predominantly under the tradenames Motherhood Maternity®, A Pea in the Pod®, and Mimi Maternity® and sells on the web through its maternitymall.com and brand-specific websites.

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The Company cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this press release or made from time to time by management of the Company, including expected results of operations, involve risks and uncertainties, and are subject to change based on various important factors.  The following factors, among others, in some cases have affected and in the future could affect the Company’s financial performance and actual results and could cause actual results to differ materially from those expressed or implied in any such forward-looking statements: changes in consumer spending patterns, raw material price increases, consumer preferences and overall economic conditions, the impact of competition and pricing, availability of suitable store locations, continued availability of capital and financing, ability to hire and develop senior management and sales associates, ability to develop and source merchandise, ability to receive production from foreign sources on a timely basis, potential stock repurchases, and other factors set forth in the Company’s periodic filings and registration statements filed with the Securities and Exchange Commission, or in materials incorporated therein by reference.

Tables to follow

MOTHERS WORK, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(in thousands, except per share data)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/03	3/31/02	3/31/03	3/31/02

Net sales	$111,304	$104,865	$237,644	$219,250
Cost of goods sold	52,324	49,653	112,021	105,635

Gross profit	58,980	55,212	125,623	113,615
SG&A expenses, excluding depreciation & amortization	52,733	47,927	107,418	96,367

EBITDA	6,247	7,285	18,205	17,248

Depreciation & amortization	2,305	2,388	4,741	4,884
Operating income	3,942	4,897	13,464	12,364
Interest expense, net	3,412	3,433	7,154	7,020
Income before income taxes	530	1,464	6,310	5,344
Income tax provision	199	642	2,367	1,988
Net income	331	822	3,943	3,356

Preferred dividends	—	733	—	1,533
Net income available to Common stockholders	$331	$89	$3,943	$1,823

Income per share – basic	$0.06	$0.02	$0.75	$0.52
Average shares outstanding – basic	5,267	3,569	5,241	3,540

Income per share – diluted	$0.06	$0.02	$0.69	$0.49
Average shares outstanding – diluted	5,660	3,718	5,691	3,764

Selected Balance Sheet Data

(in thousands, unaudited)

	March 31, 2003	September 30, 2002	March 31, 2002

Cash and cash equivalents	$16,746	$14,759	$2,761
Inventories	75,664	76,830	68,083
Property, plant and equipment, net	53,858	50,460	46,572
Line of credit borrowings	—	—	20,367
Long-term debt	127,904	127,913	98,182
Stockholders’ equity	52,227	47,505	17,580

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MOTHERS WORK, INC. AND SUBSIDIARIES

Supplemental Financial Information

Reconciliation of Operating Income to EBITDA

and Operating Income Margin to EBITDA Margin

(in thousands, except percentages)

(unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/03	3/31/02	3/31/03	3/31/02

Operating income	$3,942	$4,897	$13,464	$12,364
Add: depreciation & amortization expense	2,305	2,388	4,741	4,884
EBITDA	$6,247	$7,285	$18,205	$17,248

Net Sales	$111,304	$104,865	$237,644	$219,250

Operating income margin (operating income as a percentage of net sales)	3.5%	4.7%	5.7%	5.6%
Depreciation & amortization expense as a percentage of net sales	2.1	2.2	2.0	2.3
EBITDA margin (EBITDA as a percentage of net sales)	5.6%	6.9%	7.7%	7.9%

Reconciliation of Projected Operating Income to Projected EBITDA

(in millions, unaudited)

For the Fiscal Year Ending 9/30/03

Projected operating income	$37.4 to 38.4
Add: projected depreciation & amortization expense	10.1
Projected EBITDA	$47.5 to 48.5

Reconciliation of SG&A Expenses to SG&A, Excluding Depreciation and Amortization Expense

(in thousands, unaudited)

	Second Quarter Ended		Six Months Ended
	3/31/03	3/31/02	3/31/03	3/31/02

SG&A expenses	$55,038	$50,315	$112,159	$101,251
Less: depreciation & amortization expense	2,305	2,388	4,741	4,884
SG&A expenses, excluding depreciation & amortization	$52,733	$47,927	$107,418	$96,367

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